Exhibit 10.10

Summary of Lease Agreement

Note: this summary does not contain a full or direct translation of the terms of the original Hebrew-language lease agreement, and is designated solely for the purpose of providing a general presentation of such agreement.

On July 25, 2021, Reit 1 Ltd. (the “Lessor”) and Chakratec Ltd., who later changed it name to ZOOZ Power Ltd. (the “Company”) entered into a lease agreement, as amended on July 28, 2022 and on March 24, 2022 (the “Lease Agreement”).

1.	The Premises

Certain spaces in a building located in Lod, on 6 HaMelacha St. (the “Asset”).

The total square meters of the leased premises include 1,433 square meters on the ground floor and the second floor (the “Premises”), as well as 30 parking spaces and a temporal 80 square meters.

2.	Purpose of the Lease

The Premises are to be used by the Company for assembly, integration, development systems and the Company’s warehouse in the Operating Area and in the Company’s offices in the Office Area or for any purpose permitted in the Building City Plan.

3.	Leasing Period

An initial lease period of 36 months commenced on October 31, 2021 (the “Lease Period”). The Lease Period shall be automatically extended for an additional 36 months, in relation to all of the leased assets. If the Company is not interested in extending such period, it shall notify the Lessor of its intentions, 6 months prior to the end of the Lease Period.

4.	Consideration

The monthly lease fee for the Premises is approximately 91,922 NIS, excluding VAT (US$ 25,288.033 subject to the exchange rate of January 31, 2024) and a monthly fee in the amount of approximately 17,629 NIS, excluding VAT (US$ 4,849.8 subject to the exchange rate of January 31, 2024) for the parking space, all linked to the Israeli consumer price index (the “Base Rental Fee”).

5.	Guarantees and Security Deposits

The Company provided the Lessor with an autonomous bank guarantee in the amount of NIS 668,191.68 (US$ 198,571.078 subject to the exchange rate of January 31, 2024), which is equivalent to six monthly Base Rental Fees, and a security deposit in the amount of NIS 812,308 (excluding VAT) (US$ 241,399.108 subject to the exchange rate of January 31, 2024), each, in order to ensure compliance with the Lease Agreement. The security deposit will serve as payment of the Base Rental Fees for the last three months of the lease.

6.	Insurance

The Company shall purchase and maintain contractor work insurance, third party liability insurance, employers liability insurance, consequential loss insurance, mechanical breakdown insurance and property insurance.

7.	Termination of the Lease Agreement

The Company shall not be entitled to terminate the Lease Agreement prior to the expiration of the Lease Period. The Lessor may terminate the Lease Agreement upon a Material Breach of the Lease Agreement, as defined therein.

The Lessor reserves the right to terminate the Company’s option to extend the Lease Period upon the occurrence of the following (i) failure by the Company to make any payments in connection to the Lease Agreement; or (ii) upon a Material Breach of the Lease Agreement, if not cured within 7 days of written notice to the Company regarding such Material Breach.